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Exhibit 23(b)


INDEPENDENT ACCOUNTANTS' CONSENT

         We consent to the inclusion herein and incorporation by reference in this Registration Statement of Fred's, Inc. on Form S-4 of our report dated March 26, 1996, appearing in the Annual Report on Form 10-K of Rose's Stores, Inc. for the year ended January 27, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ KPMG Peat Marwick LLP
Raleigh, North Carolina
July 8, 1996